EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Fourth Quarter and Fiscal 2003 Earnings

Warrendale, PA, February 26, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the fourth quarter and year ended January 31, 2004.  The Company also stated that consolidated February month-to-date comparable store sales have increased in the mid-teens.

Fourth Quarter Ended January 31, 2004

  Total sales increased 5.2% to $517.3 million from $491.6 million for the quarter ended February 1, 2003.
  Sales for the fourth quarter 2003 included $26.7 million from the Bluenotes/Thriftys operation, compared to $22.2 million for the corresponding period last year.
  Sales for the fourth quarter 2003 included $21.6 million from the Company's Direct business, which includes our e-commerce business as well as our catalog, compared to $18.9 million for the corresponding period last year. (The Company's Direct business is not included in our comparable store sales calculation.)
  Comparable store sales for the American Eagle Outfitters stores declined 5.1% for the quarter ended January 31, 2004.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, declined 4.7% when compared to the corresponding period last year.
  Reported net income for the quarter decreased to $35.4 million, or $0.49 per share on a diluted basis. Reported net income includes a non-cash goodwill impairment charge of $6.1 million, or $0.08 per share on a diluted basis, related to Bluenotes remaining goodwill.
  Adjusted net income* for the quarter, which excludes a non-cash goodwill impairment charge, increased to $41.5 million, or $0.57 per share on a diluted basis, from net income of $38.9 million, or $0.54 per share on a diluted basis last year.

Year-to-Date for the Twelve Months Ended January 31, 2004

  Total sales increased 3.9% to $1.520 billion from $1.463 billion for the twelve months ended February 1, 2003.
  Sales for the twelve months included $84.5 million from the Bluenotes/Thriftys operation, compared to $80.2 million for the corresponding period last year.
  Sales for the twelve months included $54.6 million from the Company's Direct business, which includes our e-commerce business as well as our catalog, compared to $45.6 million for the corresponding period last year. (The Company's Direct business is not included in our comparable store sales calculation.)
  Comparable store sales for the American Eagle Outfitters stores declined 6.6% when compared to the same twelve month period last year.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, declined 6.7% when compared to the corresponding period last year.
  Reported net income for the year-to-date period decreased to $60.0 million, or $0.83 per share on a diluted basis. Reported net income includes non-cash goodwill impairment charges of $14.1 million, or $0.20 per share on a diluted basis.
  Adjusted net income* for the year-to-date period, which excludes non-cash goodwill impairment charges, decreased to $74.1 million, or $1.03 per share on a diluted basis from net income of $88.7 million, or $1.22 per share on a diluted basis last year.

* A complete definition and discussion of the Company's use of non-GAAP measures, identified by an asterisk (*), is located below.

* * * *

At 9:00 a.m. EST, on February 26, 2004, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning February 26th at noon EST through March 9th. To listen to the replay, dial 1-800-642-1687 and reference confirmation code #4809611. An audio replay of the conference call will also be available at www.ae.com until May 13, 2004.

American Eagle Outfitters (NASDAQ:AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 740 AE stores in 49 states, the District of Columbia and Puerto Rico, 65 AE stores in Canada, and 110 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

Non-GAAP Measure Disclosure

The following definitions are provided for the two non-GAAP (Generally Accepted Accounting Principles) measures used by the Company in this release. The two measures are adjusted net income and adjusted diluted earnings per share. Each use is indicated by an asterisk*. We do not intend for these two non-GAAP measures to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted Financial Results

In this release, adjusted net income and adjusted diluted EPS each exclude the non-cash goodwill impairment charges of $6.1 million, or $0.08 per share, and $14.1 million or $0.20 per share, for the fourth quarter and year-to-date periods ended January 31, 2004, respectively, related to our Bluenotes operation. We believe that these adjusted measures provide investors with an important perspective on the current underlying operating performance of our businesses by isolating and excluding the impact of the non-cash impairment charges related to our acquisition of the Bluenotes business in fiscal 2000.

  Adjusted net income: In this release, we define "adjusted net income" to start with GAAP net income and then add back the $6.1 million and $14.1 million Bluenotes non-cash goodwill impairment charges for the fourth quarter and year-to-date periods ended January 31, 2004, respectively. The table below shows a reconciliation between GAAP net income and adjusted net income.
  Adjusted diluted EPS: In this release, we define "adjusted diluted EPS" to start with GAAP diluted EPS and then add back the $0.08 per share and $0.20 per share Bluenotes non-cash goodwill impairment charges for the fourth quarter and year-to-date periods ended January 31, 2004, respectively. The table below shows a reconciliation between GAAP diluted EPS and adjusted diluted EPS.
Non-GAAP Financial Measures:
Reconciliation of GAAP Net Income and Diluted EPS to Adjusted Net Income and Diluted EPS

	Three Months Ended		Twelve Months Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003

Reported GAAP Net Income	$35,354	$38,876	$60,000	$88,735
Non-Cash Goodwill Impairment Charge	6,118	-	14,118	-
Adjusted Net Income	$41,472	$38,876	$74,118	$88,735

Reported GAAP Diluted EPS	$0.49	$0.54	$0.83	$1.22
Non-Cash Goodwill Impairment Charge	0.08	-	0.20	-
Adjusted Diluted EPS	$0.57	$0.54	$1.03	$1.22

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	January 31, 2004	February 1, 2003
ASSETS
Cash, cash equivalents and short-term investments	$337,812	$241,573
Merchandise inventory	120,586	124,708
Other current assets	67,225	60,445
Total current assets	525,623	426,726
Property and equipment, net	278,689	267,479
Goodwill, net	10,136	23,614
Other assets, net	50,623	23,520
Total Assets	$865,071	$741,339

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$71,330	$50,608
Accrued compensation and payroll taxes	14,409	13,001
Accrued rent	30,985	28,476
Accrued income and other taxes	28,669	12,655
Unredeemed stored value cards and gift certificates	25,785	22,837
Current portion of note payable	4,832	4,225
Other current liabilities	13,025	9,784
Total current liabilities	189,035	141,586
Note Payable	13,874	16,356
Other non-current liabilities	18,492	5,915
Total non-current liabilities	32,366	22,271
Total stockholders' equity	643,670	577,482
Total Liabilities and Stockholders' Equity	$865,071	$741,339

Current Ratio	2.78	3.01

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
	(Unaudited)	(Unaudited)
Net sales	$517,255	$491,554	$1,519,968	$1,463,141
Cost of sales, including certain buying,
occupancy and warehousing expenses	322,449	315,136	965,716	920,643
Gross profit	194,806	176,418	554,252	542,498
Selling, general and administrative expenses	112,875	101,614	379,289	350,752
Depreciation and amortization	14,729	13,247	56,281	50,661
Goodwill impairment loss	6,118	-	14,118	-
Operating income	61,084	61,557	104,564	141,085
Other income, net	383	1,387	2,021	2,528
Income before income taxes	61,467	62,944	106,585	143,613
Provision for income taxes	26,113	24,068	46,585	54,878
Net income	$35,354	$38,876	$60,000	$88,735

Basic income per common share	$0.50	$0.55	$0.84	$1.24
Diluted income per common share	$0.49	$0.54	$0.83	$1.22

Weighted average common shares outstanding - basic	71,179	71,132	71,113	71,709
Weighted average common shares outstanding - diluted	72,251	72,034	72,207	72,783

Total gross square footage at end of period:

American Eagle Outfitters Stores	4,239,497	3,817,442
Bluenotes/Thriftys Stores	351,732	353,270

Store count at end of period:

American Eagle Outfitters Stores	805	753
Bluenotes/Thriftys Stores	110	111

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857